Exhibit 99.B(28)(e)(1)

UNDERWRITING AGREEMENT

THIS UNDERWRITING AGREEMENT (the “Agreement”) is made as of November 14, 2008 by and between PFPC DISTRIBUTORS, INC., a Massachusetts corporation (“Distributor”), and THE MOTLEY FOOL FUNDS TRUST, a Delaware statutory trust (the “Trust”).

W I T N E S S E T H:

WHEREAS, the Trust shall be is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and will offer units of beneficial interest (such units of all series are hereinafter called the “Shares”), representing interests in investment portfolios of the Trust identified on Exhibit A hereto, as amended from time to time (each, a “Fund” and, collectively, the “Funds”), which shall be registered with the Securities and Exchange Commission (the “SEC”) pursuant to the Trust’s Registration Statement on Form N-1A; and

WHEREAS, the Trust wishes to retain Distributor to serve as principal underwriter and distributor for the Trust to provide for the distribution of the Shares of the Funds and Distributor wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                     Definitions.

As used in this Agreement:

(a)                                  “12b-1 Plan” means a plan of distribution adopted by a Fund pursuant to Rule 12b-1 under the 1940 Act.

(b)                                 “1933 Act” means the Securities Act of 1933, as amended.

(c)                                  “1934 Act” means the Securities Exchange Act of 1934, as amended.

(d)                                 “1940 Act” has the meaning provided in the recitals to the Agreement.

(e)                                  “Affiliate” means, when used with respect to any person, any other person that directly or indirectly, controls, is controlled by or is under common control with such person.  A person shall be deemed to control another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise.

(f)                                    “Authorized Person” means any officer of the Trust and any other person duly authorized by the Trust’s Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Trust or any Fund.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(g)                                 “FINRA” means the Financial Industry Regulatory Authority, Inc.

(h)                                 “Intellectual Property Rights” means copyright rights, patent rights, trade secret rights, and any other proprietary or intellectual property rights recognized in any jurisdiction in the world.

(i)                                     “Oral Instructions” mean oral instructions received by Distributor from an Authorized Person or from a person reasonably believed by Distributor to be an Authorized Person.  Distributor may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(j)                                     “Prospectus” means any Prospectus relating to the Trust or any Fund filed with the SEC and any amendments or supplements thereto at any time filed with the SEC.

(k)                                  “Registration Statement” means any Registration Statement, including any Prospectus and any Statement of Additional Information included therein, relating to the Trust or any Fund filed with the SEC and any amendments or supplements thereto at any time filed with the SEC.

(l)                                     “SEC” has the meaning provided in the recitals to the Agreement.

(m)                               “Securities Laws” mean the 1933 Act, the 1934 Act, and the 1940 Act.

(n)                                 “Statement of Additional Information” means any Statement of Additional Information relating to the Trust or any Fund filed with the SEC and any amendments or supplements thereto at any time filed with the SEC.

(o)                                 “Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by Distributor to be an Authorized Person) and received by Distributor or (ii) trade instructions transmitted (and received by Distributor) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered electronically (with respect to sub-item (ii) above by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.                                      Appointment.

The Trust hereby appoints Distributor to serve as the principal underwriter and distributor of the Shares of the Funds in accordance with the terms set forth in this Agreement.  Distributor accepts such appointment and agrees to furnish such services.  The Trust understands that Distributor is now, and may in the future be, the principal underwriter of the shares of several investment companies and/or series (collectively, the “Investment Entities”), including Investment Entities having investment objectives similar to those of the Funds.  The Trust further understands that investors and potential investors in the Funds may invest in shares of such other Investment Entities.  The Trust agrees that Distributor’s duties to such Investment Entities shall not be deemed in conflict with its duties to the Trust or any Fund under this Agreement.  Distributor shall be under no duty to take any action hereunder on behalf of the Trust or any Fund except as specifically set forth herein or as may be specifically agreed to by Distributor and the Trust in a written amendment hereto.

3.                                      Duties and Obligations of Distributor.

Distributor agrees to provide the following underwriting and distribution services:

(a)                                 Distributor agrees to use efforts deemed appropriate by Distributor to facilitate the distribution of the Shares, including, but not limited to, entering into selling and/or servicing agreements with other financial intermediaries for the offer, sale and/or servicing of Shares of the Funds (“Dealer Agreements”).  Distributor will act only on its own behalf as principal in entering into Dealer Agreements with selected financial intermediaries.  No financial intermediary which enters into a Dealer Agreement with Distributor shall be authorized to act as agent for the Trust or any Fund in connection with the offering or sale of Shares to the public or otherwise.  Distributor shall use its best efforts to distribute Shares of the Funds but shall not be obligated to distribute any certain number of Shares.

(b)                                To the extent that Distributor receives fees under any 12b-1 Plan (“12b-1 Fees”), Distributor agrees to enter into Dealer Agreements with other financial intermediaries for the furnishing of marketing or sales services with respect to the Shares as may be permitted pursuant to such 12b-1 Plan.  To the extent that Distributor receives shareholder services fees under any shareholder services plan adopted by the Trust or any Fund (“Service Fees”), Distributor agrees to enter into Dealer Agreements with other financial intermediaries for the furnishing of personal and/or account maintenance services with respect to the relevant shareholders of the Fund as may be permitted pursuant to such shareholder services plan.  It is contemplated that Distributor will enter into Dealer Agreements with broker-dealers, financial institutions and other investment professionals, such as investment advisers, insurance companies, accountants and estate planning firms.  The terms of the Dealer Agreements Distributor enters into with other financial intermediaries will require the financial intermediaries to conform to the applicable provisions of the Prospectus and Statement of

                                               Additional Information and relevant rules and regulations relating to the sale of investment company shares, including with respect to the public offering price of the Shares.  Distributor shall not cause the Trust to withhold the placing of purchase orders so as to make a profit thereby.

(c)                                 Distributor shall review and provide comments on all sales literature (advertisements, brochures and shareholder communications) for the Trust and each Fund.  When required by rule or regulation and once approved by the Trust and the applicable Fund, Distributor shall file such materials with FINRA, the SEC or other federal and state agencies or other organizations.  The Trust acknowledges and agrees that Distributor’s services hereunder are not, and shall not be construed as, constituting legal advice or the provision of legal services for or on behalf of the Trust or any other person.  Distributor’s review of sales literature under this Section 3(c) is subject to the review and approval of the Trust or its counsel.

(d)                                 In furnishing its services and performing its duties under this Agreement, Distributor shall act in conformity with the applicable Prospectus and Statement of Additional Information and shall not utilize any materials except the applicable Fund Prospectus and Statement of Additional Information and such other materials as the Trust or Fund shall provide or approve.

(e)                                  If requested by the Fund, Distributor agrees to prepare and deliver to the Board of Trustees of the Trust at least quarterly reports listing each financial intermediary to which Distributor pays 12b-1 Fees.  Distributor agrees to provide annually such information requested by the Trust or its counsel as may reasonably be necessary for an informed determination in accordance with Rule 12b-1 under the 1940 Act of whether the applicable 12b-1 Plan should be implemented or continued.

(f)                                    As a Fund Member of the National Securities Clearing Corporation (“NSCC”), Distributor will establish a NSCC participant number for the Trust and will provide an interface for the Trust for trading and settling transactions through the facilities of the NSCC (“NSCC Interface”).  Distributor will ensure that the Trust’s NSCC participant number is properly established and maintained.

(g)                                 Distributor hereby grants to the Trust a limited, nonexclusive, nontransferable right to access and utilize its Principal Review web portal and software system for the review and submission of advertising and sales literature (“PFPC Software”) and such license shall immediately be terminated with the termination of this Agreement.  No right is granted for use of the PFPC Software by any third party affiliated with the Trust unless such third party is approved in advance by Distributor.  Distributor and its suppliers reserve all rights in the PFPC Software and related documentation not expressly granted to the Trust herein.  Distributor and its suppliers will continue to own all of their respective right, title and interest in and to the PFPC Software, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets and other related legal rights utilized in connection with the services provided to the Trust and their respective Intellectual Property Rights therein.  The Trust will own its respective right, title and interest in and to any and all data, information, records, files, input materials, reports, and forms received, maintained, computed, stored, processed, created, or generated on or by the PFPC Software.

(h)                                 Distributor and the Trust agree that all orders placed by financial intermediaries or investors will be submitted directly to the Trust, through the transfer agent for the Trust, and not through the Distributor.  Distributor agrees that it will direct any orders received by it for purchase or redemption of the Shares to the transfer agent for the Trust.  Distributor will have no liability for payment for the purchase of Shares sold pursuant to this Agreement or with respect to redemptions or repurchases of Shares.

(i)                                     No Shares shall be distributed or offered by Distributor or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current Prospectus as required by Section 5(b)(2) of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Trust’s obligation to redeem Shares tendered for redemption by any shareholder in accordance with the provisions of the Trust’s Registration Statement, Articles of Incorporation or bylaws.

(j)                                    Distributor undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Distributor hereunder.  Distributor assumes no responsibility for compliance by the Trust, any Fund or any other entity with the applicable requirements of the Securities laws or any laws, rules or regulations of governmental authorities having jurisdiction over such entity.

(k)                                 Distributor will provide reports and assistance to, and enter into any necessary contracts with, the third party agent servicing Class B shares for the Trust, if necessary.

4.                                      Duties and Obligations of the Trust.

(a)                                  The Trust represents and warrants to Distributor that the Trust is an investment company which shall be registered under the 1940 Act and the Shares sold by each Fund will be registered under the 1933 Act.

(b)                                 The Trust represents to Distributor that all Registration Statements filed by the Trust or any Fund with the SEC under the 1933 Act with respect to the Shares shall be prepared in conformity with the requirements of the 1933 Act and the rules and regulations of the SEC thereunder.

(c)                                  The Trust represents and warrants to Distributor:

(i)

that any Registration Statement, when such Registration Statement becomes effective, will contain statements required to be stated therein in conformity with the 1933 Act and the rules and regulations of the SEC;

(ii)	that all statements of fact contained in any such Registration Statement will be true and correct when such Registration Statement becomes effective; and
(iii)

that no Registration Statement, when such Registration Statement becomes effective, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares.

(d)                                 The Trust shall not file any amendment to any Registration Statement or supplement to any Prospectus without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any Registration Statements and/or supplements to any Prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

(e)                                  The Trust authorizes Distributor to use any Prospectus or Statement of Additional Information in the form furnished from time to time in connection with distribution of the Shares.

(f)                                    Distributor may but shall not be obligated to propose from time to time such amendments or supplements to any Registration Statement as Distributor may deem to be necessary or advisable.  Distributor may, but shall not be obligated to, at its option, terminate this Agreement if, within fifteen days after the Trust’s receipt of any such proposal from Distributor, the Trust has not (i) prepared such amendment and/or supplement, or (ii) provided to Distributor an opinion of counsel to the Trust, in a form satisfactory to Distributor and on which Distributor may rely, indicating that such amendment and/or supplement is not necessary or advisable under applicable law.

(g)                                 The net asset value of the Shares shall be determined in the manner provided in the then current Prospectus and Statement of Additional Information relating to the Shares, and when determined shall be applicable to all transactions as provided in the Prospectus.  The net asset value of the Shares shall be calculated by the Trust or by another entity on behalf of the Trust.  Distributor shall have no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

(h)                                 Whenever in its judgment such action is warranted by unusual market, economic or political conditions or abnormal circumstances of any kind, the Trust or any Fund may decline to accept any orders for, or make any sales of, the Shares until such time as the Trust or Fund deems it advisable to accept such orders and to make such sales.  The Trust or Fund shall advise Distributor promptly of any determination to decline to accept orders for or make sales of the Shares, and shall advise Distributor promptly of any subsequent determination to accept such orders and make such sales.

(i)                                     The Trust agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as the Trust determines.  The Trust shall notify Distributor in writing of the states in which the Shares may be sold and shall notify Distributor promptly in writing of any changes to the information contained in the previous notification.

(j)                                     The Trust agrees to furnish Distributor with sufficient copies of any and all:  agreements, plans, communications with the public, or other materials which the Trust intends to use in connection any sales of Shares in adequate time for Distributor to review and file such materials with the proper authorities before they are put in use.  Distributor and the Trust may agree that any such material does not need to be filed subsequent to distribution.  In addition, the Trust agrees not to use any such materials until so filed and cleared for use, if required, by appropriate authorities as well as by Distributor.

(k)                                  The Trust acknowledges and agrees that the NSCC participant number established and maintained by the Distributor on behalf of the Trust is for use by the Trust or its transfer agent, and that Distributor is not an agent of the Trust for NSCC purposes.  The Trust agrees that it will comply, or cause its transfer agent to comply, with the rules of the NSCC in the use of the Distributor’s NSCC membership to effect transactions in Shares.

(l)                                     The Trust represents and warrants that it will not issue Shares of Funds that are not in compliance with the applicable conditions and qualifications set forth in NASD Rule 2830 of the Rules of FINRA, as amended from time to time, which enables a member of FINRA to offer or sell investment company securities.

(m)                               The Trust represents and warrants that it will comply with all 1940 Act restrictions or prohibitions on transactions with Distributor and any of its Affiliates, which include transactions with PNC Global Investment Servicing (U.S.) Inc., BlackRock, Inc. and The PNC Financial Services Group, Inc. and any subsidiaries thereof.  The Trust agrees to provide advance notice to Distributor of any transactions it intends to engage in with Affiliates of Distributor.

(n)                                 The Trust undertakes generally to comply with all applicable requirements of the Securities Laws and all laws, rules and regulations of governmental authorities having jurisdiction over it.

5.                                      Compensation.

(a)                                  As compensation for services rendered by Distributor during the term of this Agreement, the Trust will pay, or cause the Fund or the Fund’s sponsor or advisor to pay, to Distributor a fee or fees as may be agreed to from time to time in writing (the “Fee Letter”), which is incorporated into this Agreement and may be amended from time to time.

(b)                                 As compensation for services rendered by Distributor under the terms of this Agreement, the Trust acknowledges and agrees that Distributor will be entitled to the underwriter concessions as disclosed in each Fund’s Prospectus or Statement of Additional Information.

(c)                                  The Trust acknowledges that Distributor may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

(d)                                 The Trust acknowledges that from time to time Distributor may make payments out of its own revenue to the advisor or sponsor of the Trust, or a third party vendor designated by the advisor or sponsor, for marketing and distribution expenses incurred by the advisor or sponsor of the Trust.

(e)                                  The Trust represents and warrants to Distributor that (i) the terms of this Agreement and the Fee Letter; (ii) the fees and expenses payable to Distributor under the terms of this Agreement and the Fee Letter; and (iii) any benefits accruing to Distributor, to sponsor or advisor to the Trust or any Fund or to any affiliate of the Trust in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by Distributor to such sponsor or advisor or Affiliate of the Trust relating to or in connection with this Agreement, have been fully disclosed to the Board of Trustees of the Trust and that the Board of Trustees has approved or will approve the terms of this Agreement, the Fee Letter, any such fees and expenses, and any such benefits.

(f)                                    Distributor and the Trust acknowledge and agree that (i) Distributor does not and will not assist investors in purchasing Shares of the Funds or provide investors with investment advice or ongoing services related thereto, and (ii) Distributor’s compensation hereunder is for its services as principal underwriter and distributor.

6.                                      Instructions.

(a)                                  Unless otherwise provided in this Agreement, Distributor shall act only upon Oral Instructions or Written Instructions.

(b)                                 Distributor shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by Distributor to be an Authorized Person) pursuant to this Agreement.  Distributor may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Trust’s organizational documents or this Agreement or with any vote, resolution or proceeding of the Trust’s Board of Trustees or any Fund’s shareholders, unless and until Distributor receives Written Instructions to the contrary.

(c)                                  The Trust agrees to forward to Distributor Written Instructions confirming Oral Instructions so that Distributor receives the Written Instructions by the close of business on the same day that such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by Distributor or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or Distributor’s ability to rely upon such Oral Instructions.  Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, Distributor shall incur no liability to the Trust or any Fund in acting upon such Oral Instructions or Written Instructions provided that Distributor’ actions comply with the other provisions of this Agreement.

(d)                                 Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, Distributor shall incur no liability to the Trust or any Fund in acting upon such Oral Instructions or Written Instructions provided that Distributor’s actions comply with the other provisions of this Agreement.

7.                                      Right to Receive Advice.

(a)                                  Advice of the Trust.  If Distributor is in doubt as to any action it should or should not take, Distributor may request directions or advice, including Oral Instructions or Written Instructions, from the Trust.

(b)                                 Advice of Counsel.  If Distributor is in doubt as to any question of law pertaining to any action it should or should not take, Distributor may request advice from counsel of its own choosing (who may be counsel for the Trust, the advisor for any Fund or Distributor, at the option of Distributor).

(c)                                  Conflicting Advice.  In the event of a conflict between directions, advice, Oral Instructions or Written Instructions Distributor receives from the Trust on the one hand, and the advice it receives from counsel on the other hand, Distributor may rely upon and follow the advice of counsel.

(d)                                 Protection of Distributor.  Distributor shall be protected in any action it takes or does not take in reliance upon directions, advice, Oral Instructions or Written Instructions it receives from the Trust or any Fund, or in reliance upon advice from counsel and which Distributor believes, in good faith, to be consistent with such directions, advice, Oral Instructions or Written Instructions.  Nothing in this section shall be construed so as to impose an obligation upon Distributor (i) to seek such directions, advice, Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of Distributor’s properly taking or not taking such action.

8.                                      Records; Visits.

(a)           Any books and records pertaining to the Trust or any Fund that are in the possession, or under the control, of Distributor, shall be the property of the Trust and such Fund.  Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations.  The Trust and Authorized Persons shall have access to such books and records at all times during Distributor’s normal business hours.  Upon the reasonable request of the Trust or any Fund, copies of any such books and records shall be provided by Distributor to the Trust or to an Authorized Person, at the Trust’s expense.

(b)                                 Upon termination of this Agreement, all documents (including any tangible media) related to this Agreement or the services provided hereunder shall be handled as follows:

(i)	Notwithstanding anything to the contrary in this Agreement, each party shall retain the documents it is required by law to maintain;

(ii)

Documents shall be returned to the party that owns the documents to the extent such party so requests, or destroyed to the extent such party requests destruction; provided that any request for return or destruction is made within 90 days after the termination of this Agreement;

(iii)

All documents related to this Agreement or the services provided hereunder retained by a party after termination of this Agreement, that contain Confidential Information of the other party shall be maintained subject to the provisions of Section 9 of this Agreement;

(iv)

Either party may request a copy of any document related to this Agreement or the services provided hereunder retained by the other party after termination of this Agreement; provided that the party making the request reimburses the other party for the reasonable copying cost; and

(v)                               Notwithstanding any other provision of this Section 8(b), any document related to this Agreement or the services provided hereunder, retained by a party after termination of this Agreement may be destroyed by such party according to its normal records destruction schedule, provided that such schedule is consistent with applicable law.

9.                                      Confidentiality.

(a)                                 Each party shall hold any and all information relating to the other party’s business (“Confidential Information”) in strictest confidence and shall use and permit use of Confidential Information solely for the purposes of this Agreement.  Without limiting the generality of the foregoing, any party receiving Confidential Information of the other party shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Confidential Information as the receiving party employs with respect to its own Confidential Information.  Confidential Information includes, but is not limited to:

(i)                                   any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or Distributor, its subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii)                                any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or Distributor (or their respective Affiliates) a competitive advantage over its competitors;

(iii)                             all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and

(iv)                            anything designated as confidential.

(b)                                Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to the confidentiality obligations hereunder if it:

(i)                                   is already known to the receiving party at the time it is obtained;

(ii)                                is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)                             is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)                            is released by the protected party to a third party without restriction;

(v)                                 is requested or required to be disclosed pursuant to a court order, subpoena, governmental or regulatory agency request or law;

(vi)                            is relevant to the defense of any claim or cause of action asserted against the receiving party;

(vii)                          is Fund information provided by Distributor in connection with an independent third party compliance or other review;

(viii)                      needs to be released by Distributor in connection with the provision of services under this Agreement; or

(viii)                      has been or is independently developed or obtained by the receiving party.

(c)                                 Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement.  Each party agrees that (i)it will comply with Regulation S-P and the Act with respect to such information, and (ii) it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent necessary to furnish the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

(d)                                The provisions of this Section 9 shall survive termination of this Agreement for a period of three (3) years after such termination.

10.                               Standard of Care/Limitations of Liability.

(a)                                 Distributor shall be under no duty to take any action hereunder on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by Distributor and the Trust in a written amendment hereto.

(b)                                Subject to the terms of this Section 10, Distributor shall be liable to the Trust (or any person or entity claiming through the Trust) for damages only to the extent caused by (i) Distributor’s own intentional misconduct, bad faith, negligence or reckless disregard in the performance of its obligations or duties under this Agreement or in its compliance or  failure to comply with the laws, rules and regulations applicable to it in connection with its activities hereunder, or (ii)

Distributor’s reckless disregard of its obligations or duties under this Agreement (collectively, the “Standard of Care”).

(c)                                 Distributor’s liability to the Trust or any person or entity claiming through the Trust for any losses, claims, suits, controversies, breaches or damages of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (each a “Loss”) shall not exceed the fees received by Distributor for services provided hereunder during the fifteen (15) months immediately prior to the date of such Loss.

(d)                                Distributor shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruptions or losses of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(e)                                 Distributor shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which Distributor reasonably believes to be genuine and authorized by the Advisor.  Distributor shall not be liable for any damages that are caused by actions or omissions taken by Distributor in accordance with Written Instructions, Oral Instructions or advice of counsel.  Distributor shall not be liable for any damages to the extent arising out of any action or omission to act by any prior service provider of the Trust or for any failure to discover any such action or omission.

(f)                                    Neither Distributor nor its Affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by Distributor or its Affiliates.

(g)                                Any claims (including the filing of a suit or, if applicable, commencement of arbitration proceedings) must be asserted by the Trust against Distributor or any of its Affiliates within twelve (12) months after the Trust becomes aware of the claim or is informed of specific facts that should alert it that a basis for such a claim might exist.

(h)                                Each party shall have a duty to mitigate damages for which the other party may become responsible.

(i)                                    This Section 10 shall survive termination of this Agreement.

11.                            Indemnification.

(a)                                 Unless Distributor fails to meet its Standard of Care (as defined in Section 10(b) above), the Trust agrees to indemnify and hold harmless Distributor and its Affiliates and any person who controls Distributor within the meaning of Section 15 of the 1933 Act, and their respective directors, officers, agents and employees, from and against all claims, costs, expenses, losses, damages, charges, payments and liabilities of any sort or kind (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from any action taken or omitted to be taken by Distributor in connection with this Agreement or the provision of services to the Trust.

(b)                                The Trust agrees to indemnify and hold harmless Distributor, its affiliates, and any person who controls Distributor within the meaning of Section 15 of the 1933 Act, and their respective directors, officers, agents and employees, from and against any and all claims, costs, expenses, losses, damages, charges, payments and liabilities of any sort or kind (including reasonable attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) which any such indemnified person may incur under the 1933 Act or any other statute, at common law or otherwise, arising out of or based upon:  (i) any untrue statement, or alleged untrue statement, of a material fact contained in any Registration Statement, Prospectus, Statement of Additional Information, or sales literature (including amendments and supplements thereto), (ii) any omission, or alleged omission, to state a material fact required to be stated in any Registration Statement, Prospectus, Statement of Additional Information or sales literature (including amendments or supplements thereto), necessary to make the statements therein not misleading; (iii) any failure by the Trust to qualify or register the Shares of the Funds as required by applicable federal or state laws, rules or regulations; or (vi) any transaction effected through the NSCC participant number established for the Trust by the Distributor; provided, however, that insofar as any such claims, costs, expenses, losses, damages, charges, payments or liabilities incurred under sub-section (i) and (ii) above arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission in any written information relating to Distributor furnished to the Trust specifically for inclusion in the Fund’s Registration Statement, Prospectus, Statement of Additional Information or sales literature (including amendments or supplements thereto), such indemnification is not applicable.

(c)                                 The Trust acknowledges and agrees that in the event that Distributor, at the request of the Trust or any Fund, is required to give indemnification comparable to that set forth in this Section 11 to any broker-dealer or other financial intermediary selling Shares of the Funds or servicing shareholders of the Funds and such broker-dealer or financial intermediary shall make a claim for indemnification against Distributor, Distributor shall make a similar claim for indemnification against the Trust.  The Trust acknowledges and agrees that Distributor shall be indemnified hereunder for any such claim.

(d)                                Subject to the limitations of liability set forth in Section 10 of this Agreement, Distributor agrees to indemnify and hold harmless the Trust and each Fund, their affiliates and each person who controls the Trust or a Fund within the meaning of Section 15 of the 1933 Act, and their respective directors, officers, agents and employees, from and against any and all claims, costs, expenses, losses, damages, charges, payments and liabilities of any sort or kind (including reasonable attorneys’ fees, and court costs, travel costs and other reasonable out of-pocket costs related to dispute resolution), which any such indemnified person may incur under the 1933 Act, or any other statute, at common law or otherwise arising out of or based upon any untrue statement of a material fact contained in any Registration Statement, Prospectus or Statement of Additional Information (including amendments and supplements thereto), or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading which untrue statement or omission was made in  any written information relating to Distributor furnished to the Trust specifically for inclusion in the Fund’s Registration Statement, Prospectus, Statement of Additional Information or sales literature (including amendments or supplements thereto).

(e)                                 In any situation in which one party hereto (the “Indemnifying Party”) may be asked to indemnify, defend or hold harmless a party, entitled to indemnification hereunder (the “Indemnified Party”), the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an “Indemnification Claim”) against the Indemnifying Party, although the failure to do so shall not prevent recovery by the Indemnified Party, and shall keep the Indemnifying Party advised with respect to all developments concerning such situation.  The Indemnifying Party shall have the option to defend the Indemnified Party against any Indemnification Claim which may be the subject of indemnification hereunder, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Indemnification Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Indemnification Claim.  In the event that the Indemnifying Party does not elect to assume the defense of any such suit, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in case there is a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party.  The Trust agrees promptly to notify Distributor of the commencement of any litigation or proceedings against the Trust or any Fund or any of their officers or trustees in connection with the issue and sale of any Shares.  The Indemnified Party will not confess or settle any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

(f)                                   This Section 11 shall survive termination of this Agreement.

12.                               Duration and Termination.

This Agreement shall become effective on the date first written above and, unless sooner terminated as provided herein, shall continue for an initial two-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Trust’s Board of Trustees or (ii) a vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Trust, provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  This Agreement is terminable without penalty, on at least sixty days’ prior written notice, by the Trust’s Board of Trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Trust, or by Distributor.  Subject to Section 15, this Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).  In the event the Trust gives notice of termination, all actual expenses incurred by Distributor associated with movement (or duplication) of records and materials and conversion thereof to a successor underwriter or other service provider will be borne by the Trust.

13.                               Notices.

All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) and delivered in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to the persons listed below at the following addresses:

To Distributor:

760 Moore Road

King of Prussia, PA 19406

Attention: President

With a copy to:

Jodi Jamison

Chief Legal Officer

PFPC Distributors, Inc.

301 Bellevue Parkway

Wilmington, DE 19809

To the Trust:

The Motley Fool Funds Trust

2000 Duke Street, Suite 175

Alexandria, VA 22314

Attention:  President

Each party may change its address by giving notice as herein provided.

14.                               Amendments.

This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by both the Trust and the Distributor.

15.                               Assignment.

Distributor may assign its rights hereunder to any majority-owned direct or indirect subsidiary of Distributor or of The PNC Financial Services Group, Inc. to the extent permitted by the 1940 Act and the rules thereunder.  The Trust may also assign its rights hereunder to the extent permitted by the 1940 Act and the rules thereunder.  Any other assignment will result in immediate termination of this Agreement.

16.                               Non-Solicitation.

During the term of this Agreement and for one year thereafter, the Trust shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of Distributor’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a Distributor employee by the Trust or any Fund if the Distributor employee was identified by such entity solely as a result of the Distributor employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

17.                               Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

18.                               Further Actions.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

19.                               Miscellaneous.

(a)                                  Entire Agreement.  This Agreement and the related Fee Letter embody the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)                                 No Changes that Materially Affect Obligations.  Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its Registration Statement or 12b-1 Plan or adopt any policies which would affect materially the obligations or responsibilities of Distributor hereunder without the prior written approval of Distributor, which approval shall not be unreasonably withheld or delayed.

(c)                                  Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)                                 Information.  The Trust will provide such information and documentation as Distributor may reasonably request in connection with services provided by Distributor to the Trust or any Fund.

(e)                                  Governing Law.  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)                                    Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g)                                 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof except the Trust and each of the Funds.

(h)                                 No Representations or Warranties.  Except as expressly provided in this Agreement, Distributor hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  Distributor disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(i)                                     Facsimile Signatures.  The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(j)                                     Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003.  Consistent with this requirement, Distributor will request (or already has requested) each Fund’s name, address and taxpayer identification number or other government-issued identification number and, if such party is a natural person, that party’s date of birth. Distributor may also ask (and may have already asked) for additional identifying information, and Distributor may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(k)                                  No Liability for Trustees or Fund Investors. No trustee of the Trust, nor any Fund shareholder, shall bear any liability for any act or omission of the Trust, or any action or omission undertaken on behalf of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC DISTRIBUTORS, INC.

By:	/s/ Bruno DiStefano

Name: Bruno DiStefano
Title: VP

THE MOTLEY FOOL FUNDS TRUST

By:	/s/ Peter Jacobstein

Name: Peter Jacobstein
Title: President

EXHIBIT A

THIS EXHIBIT A, dated as of November 14, 2008, is Exhibit A to that certain Underwriting Agreement dated as of November 14, 2008, between PFPC Distributors, Inc. and The Motley Fool Funds Trust.

LIST OF FUNDS

Motley Fool Independence Fund